Exhibit 99.2

AMENDMENT NO. 1

TO

SENOMYX, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

This Amendment No. 1 (this “Amendment”) to the Senomyx, Inc. 2004 Employee Stock Purchase Plan, dated as of June 13, 2013 (the “Effective Date”), is made by Senomyx, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company maintains the Senomyx, Inc. 2004 Employee Stock Purchase Plan (adopted by the Board of Directors of the Company on April 30, 2004) (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to increase the number of shares of common stock of the Company (“Common Stock”) available for issuance under the Plan with respect to offerings that commence after such share increase; and

WHEREAS, the Company desires to amend the Plan to provide that, effective as of the Effective Date, an additional three million (3,000,000) shares of Common Stock will be reserved and available for issuance under the Plan with respect to offerings that commence after such share increase; and

WHEREAS, Section 15(a) of the Plan authorizes the Board of Directors of the Company (the “Board”) to so amend the Plan.

NOW, THEREFORE, the Board hereby amends the Plan as follows:

1.                                      Amendment to Section 2.  Section 2 is hereby amended by adding the following new definition as Section 2(a) of Section 2 and re-lettering the subsections for each succeeding definition thereafter.

(a)                                 “Amendment Date” means the date on which Amendment No. 1 to the Plan is adopted and approved by the stockholders of the Company.

2.                                      Amendment to Section 4.  Section 4 is hereby deleted in its entirety and replaced with the following sentences:

Subject to the provisions of Section 14(a) relating to adjustments upon changes in Common Stock, effective as of the Amendment Date, the shares of Common Stock that may be sold pursuant to Purchase Rights granted under the Plan shall not exceed in the aggregate three million fifty-two thousand four hundred ninety three (3,052,493) shares of Common Stock, which is equal to the sum of (A) three million (3,000,000) new shares of Common Stock (the “New Shares”) and (B) fifty-two thousand four hundred ninety three (52,9430) shares currently available (the “Share Reserve”).  The New Shares will be available only for Offerings that commence after the Amendment Date.

3.                                      Ratification.  All other provisions of the Plan remain unchanged and are hereby ratified by the Company and the Board.

4.                                      Effective Date.  This Amendment shall be effective as of the date set forth in the first sentence of this Amendment.

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